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                                                                   EXHIBIT 99(b)


THURSDAY SEPTEMBER 21, 10:26 AM EASTERN TIME

PRESS RELEASE

SOURCE: INTERNET MULTIMEDIA CORPORATION

INTERNET MULTIMEDIA CORPORATION ANNOUNCES
LETTER OF INTENT TO ACQUIRE THE ASSETS OF
BIKAPPA SRL

CHARLOTTE, N.C., Sept. 13/PRNewswire/ --

IIMC (OTC Bulletin Board: IIMC - news) announced today that its newly acquired, wholly owned subsidiary, Oasis Technology, srl (an Italian company) has acquired one hundred percent (100%) of the assets of another Italian company, Bikappa, srl. Control of Bikappa, srl., as well as other Italian companies, is held by American Holding Corporation, with headquarters in Charlotte, North Carolina.

Presently, IIMC is also controlled by American Holding Corporation. It is anticipated that all of American Holding Corporation's assets, both domestic and foreign will eventually come under the corporate umbrella of IIMC.

Upon approval by the shareholders of IIMC, the company (IIMC) plans on changing its name to AmEurotech, Inc. a Nevada corporation. Additionally, Oasis Technology, srl will be changing its name to AmEurotech, spa. an Italian company.

Bikappa srl is based in Verona, Italy and has been in business since 1979 primarily in the metal fabrication of aluminum window frames for Europe's High Speed Trains and the manufacturing of the kiosk cabinets and hardware assembly for Oasis Technology srl.

At such time as IIMC's consolidation and acquisition plans are completed, IIMC, which will then be known as AmEurotech, Inc. will be a growing player in the design, manufacture, sales, and service of multimedia kiosks, also referred to as public information terminals. The company will be able to offer turn key operations, from design to the final manufacture of the finished product.

AmEurotech, Inc. will be able to provide an established, qualified software development team that has developed proprietary software for the gaming industry. The Company's European subsidiaries (which will be vended into the company within the next four to six months) pioneered the first PC-based interactive kiosks for the gaming industry with 3-dimensional games based on their own 3D engine called NOA(TM) and hardware design. In the multimedia market they have provided kiosk hardware solutions for companies

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including Computer Associates, McLaren Racing, Ticket One, and Megatronica Group
s.a. The applications for their products range from gaming, informational kiosks, video music boxes, and the point-of-sale marketplace.

Note: Safe Harbor Statement

Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risk and uncertainties, including, but not limited to, the impact of competition, new and untested products, uncertainty of revenues and earnings, fluctuations in stock price and liquidity, fluctuating operating results, and other risks detailed from time to time in the company filings with the Securities and Exchange Commission.

SOURCE: INTERNET MULTIMEDIA CORPORATION